Exhibit 5.1

De Brauw Blackstone Westbroek PC

[Letterhead]

To       Chicago Bridge & Iron Company N.V.
            Polarisavenue 31
            2132 JH Hoofddorp
            The Netherlands

H. Rutger De Witt Wijnen - advocaat
New York, April 25, 2002
Our ref.      : 193.904/04.25.02 SEC-Opinion

Dear Sirs,

Chicago Bridge & Iron Company N.V.

1	Introduction

I have acted as Dutch legal adviser (advocaat) to Chicago Bridge & Iron Company N.V., with corporate seat in Amsterdam, (the “Company”) in connection with the registration (the “Registration”) by the Company with the United States Securities and Exchange Commission (the “SEC”) of 2,000,000 ordinary shares in the share capital of the Company held by Wedge Engineering B.V. (the “Wedge Shares”) and 990,000 ordinary shares in the share capital of the Company held by the Company (the “Company Shares”).

2	Dutch law

This opinion is limited to Dutch law as applied by the Dutch courts and published and in effect on the date of this opinion. It is given on the basis that all matters relating to it will be governed by, and that it (including all terms used in it) will be construed in accordance with, Dutch law.

3	Scope of Inquiry

3.1	For the purpose of this opinion, I have examined the following documents:

3.1.1	A print of an e-mailed copy received by me on April 24, 2002 of a draft dated April 24, 2002 of a registration statement on Form S-3 relating to the Registration, to be filed with the SEC on April 25, 2002 (excluding the documents incorporated in the registration statement by reference and any annexes to it) (the “Registration Statement”).

3.1.2	Faxed copies of a notarial copy of the Company’s deed of incorporation, its articles of association as in effect after the deeds of amendment dated June 30, 1999, August 10, 2000 and December 29, 2000 and its articles of association as most recently amended on June 1, 2001 according to the trade register extract referred to in paragraph 3.1.3, each as filed with the chamber of commerce and industry for Amsterdam (the “Chamber of Commerce”).

3.1.3	A faxed copy of a trade register extract regarding the Company provided by the Chamber of Commerce and dated April 22, 2002.

3.1.4	A faxed copy of a notarial copy of the deed of incorporation of Chicago Bridge & Iron Company B.V., the sole managing director of the Company (the “Managing Director”), containing the Managing Director’s articles of association, as filed with the Chamber of Commerce.

3.1.5	A faxed copy of a trade register extract regarding the Managing Director provided by the Chamber of Commerce and dated April 22, 2002.

3.1.6	A faxed copy of the minutes of the Company’s general meeting of shareholders held on May 12, 1999, including a designation of the Company’s supervisory board as the corporate body (orgaan) authorised to resolve to issue shares in the Company’s share capital.

3.2	For the purpose of the Wedge Shares:

3.2.1	An executed copy of a purchase agreement dated as of July 30, 2000 between the Company, CB&I Tyler Company, Wedge Group Incorporated and WGI Tyler, Inc. (“WGI”) and a faxed copy of a conformed copy of the amendment thereof dated November 17, 2000 (together, the “Wedge Purchase Agreement”).

3.2.2	A faxed copy of a trade register extract regarding the Company provided by the Chamber of Commerce and dated December 19, 2000.

3.2.3	A faxed copy of a trade register extract regarding the Managing Director provided by the Chamber of Commerce and dated December 19, 2000.

3.2.4	A faxed copy of a written resolution of the Company’s managing board (directie) dated, by some of the signatories, December 14, 2000.

3.2.5	A faxed copy of the minutes of the meeting of the Company’s supervisory board (raad van commissarissen) held on September 8, 2000, including a resolution to issue 8,146,665 ordinary shares in the share capital of the Company to WGI subject to the conditions precedent (opschortende voorwaarden) that the Company’s articles of association are amended in accordance with article 3 of that resolution and the appointment of Messrs. Winfield, Macaulay, White and Guill to the supervisory board by the Company’s general meeting of shareholders in accordance with article 4 of that resolution.

3.2.6	A faxed copy of the minutes of the Company’s extraordinary general meeting of shareholders held on December 15, 2000 as well as a correction thereof.

3.2.7	A faxed copy of a confirmation from Robert H. Wolfe in his stated capacity as the secretary of the Company’s supervisory board dated November 27, 2000.

3.2.8	A faxed copy of a description as referred to in Section 2:94b subsection 1 Civil Code (Burgerlijk Wetboek, “CC”) drawn up by the Company’s managing board and dated December 19, 2000 (the “Wedge Description”).

3.2.9	A faxed copy of an auditor’s report in respect of the Wedge Description as referred to in Section 2:94b subsection 2 in conjunction with Section 2:94a subsection 2 CC from PricewaterhouseCoopers and dated December 19, 2000.

3.2.10	A faxed copy of a letter dated December 13, 2000 of the Company to the Securities Board of the Netherlands (Stichting Toezicht Effectenverkeer).

3.3	For the purpose of the Company Shares:

3.3.1	A print of an e-mailed copy received by me on February 6, 2001 of an execution copy of a purchase agreement dated as of February 7, 2001 between the Company, CB&I Constructors, Inc. and Pitt-Des Moines, Inc. (“PDM”) (the “PDM Purchase Agreement”).

3.3.2	A print of an e-mailed copy received by me on February 6, 2001 of an execution copy of a shareholders agreement between the Company, PDM and certain shareholders of the Company (the “PDM Shareholders Agreement”).

3.3.3	A faxed copy of a deed of transfer dated as of June 15, 2001 by which PDM transferred 2,040,816 ordinary shares in the Company’s share capital represented by Certificate No. CB0192 and CB0193 to the Company in compliance with Sections 4.01 and 4.02 of the PDM Shareholders Agreement (the “Deed of Transfer”).

3.3.4	A faxed copy of a trade register extract regarding the Company provided by the Chamber of Commerce and dated February 2, 2001.

3.3.5	A faxed copy of a trade register extract regarding the Managing Director provided by the Chamber of Commerce and dated January 17, 2001.

3.3.6	A faxed copy of a written resolution of the Company’s managing board dated February 2, 2001.

3.3.7	A faxed copy of the minutes of the meeting of the Company’s supervisory board held on February 2, 2001, including a resolution to issue 2,848,172 ordinary shares in the share capital of the Company to PDM.

3.3.8	A faxed copy of a confirmation from Robert H. Wolfe in his stated capacity as the secretary of the Company’s supervisory board dated February 2, 2001 and February 6, 2001, respectively.

3.3.9	A faxed copy of a description as referred to in Section 2:94b subsection 1 CC drawn up by the Company’s managing board and dated February 2, 2001 (the “PDM Description”).

3.3.10	A faxed copy of an auditor’s report in respect of the PDM Description as referred to in Section 2:94b subsection 2 in conjunction with Section 2:94a subsection 2 CC from PricewaterhouseCoopers and dated February 6, 2001.

3.3.11	A faxed copy of a letter dated February 2, 2001 of the Company to the Securities Board of the Netherlands.

3.4	In addition, I have obtained the following confirmations given by telephone on the date of this opinion and on December 28, 2000, February 6, 2001 and February 7, 2001:

3.4.1	Confirmation from the Chamber of Commerce that the trade register extracts referred to in paragraph 3 are up to date.

3.4.2	Confirmation from the office of the bankruptcy division (faillissementsgriffie) of the Amsterdam district court that the Company and the Managing Director are not registered as having been declared bankrupt or granted suspension of payments.

My examination has been limited to the text of the documents and I have not investigated the meaning and effect of any document governed by a law other than Dutch law under that other law.

3.5	In this opinion:

"Agreements” means the Wedge Purchase Agreement, the PDM Purchase Agreement and the PDM Shareholders Agreement.

"Shares” means the Wedge Shares and the Company Shares.

4	Assumptions

4.1	For the purpose of this opinion, I have made the following assumptions:

4.1.1	All copy documents conform to the originals and all originals are genuine and complete.

4.1.2	Each signature is the genuine signature of the individual concerned.

4.1.3	Any minutes and extracts from minutes referred to in paragraph 3 are a true record of the proceedings described in them in duly convened, constituted and quorate meetings and the resolutions set out in those minutes and any written resolutions referred to in paragraph 3 were validly passed and remain in full force and effect without modification. Any confirmation referred to in paragraph 3 is true. Any minutes and written resolutions referred to in paragraph 3 are not contrary to the standards of reasonableness and fairness (redelijkheid en billijkheid) to be observed by a legal entity and those persons who are involved in its organisation.

4.1.4	The Registration Statement will have been filed with the SEC in substantially the form referred to in paragraph 3.

4.1.5	The Agreements are within the capacity and powers of, and have been validly authorised and signed by, each party other than the Company.

4.1.6	The Agreements have been signed on behalf of the Company by the Managing Director and on the latter’s behalf by Mr. Gerald M. Glenn.

4.1.7	The Shares have been issued in the form and manner prescribed by the Company’s articles of association at the time of issue. The Shares have otherwise been issued and accepted by the subscribers therefor in accordance with all applicable laws (including, for the avoidance of doubt, Dutch law). The Shares have been placed (geplaatst) in accordance with the resolutions referred to in paragraphs 3.2.5 and 3.3.7.

4.1.8	The amount of the authorised share capital (maatschappelijk kapitaal) of the Company at the time of each issue was sufficient to allow for the issuance of the Shares.

4.1.9	The Shares have been offered on issue, and any announcement of such offer has been made, in accordance with the 1995 Act on the Supervision of the Securities Trade (Wet toezicht effectenverkeer 1995).

4.1.10	At the time of its entry into the Agreements and its issue of the Shares, the Company did not possess inside information (voorwetenschap) in respect of it or the trade in its securities.

4.1.11	Each transaction entered into pursuant to or in connection with the documents referred to in paragraph 3 is at arm’s length.

4.1.12	There are no dealings between the parties which affect the Agreements.

4.2	For the purposes of the Wedge Shares only:

4.2.1	The Wedge Purchase Agreement is valid, binding and enforceable on each party under the law of the State of New York by which it is expressed to be governed.

4.2.2	The Wedge Shares are included in the ordinary shares that were issued to WGI pursuant to the Wedge Purchase Agreement on December 29, 2000.

4.2.3	At the time of the contribution (the “Wedge Contribution”) on the Wedge Shares in accordance with the Wedge Description, the value of the Wedge Contribution was at least equal to the amount to be paid on the Wedge Shares.

4.2.4	The Wedge Contribution has been validly transferred to the Company.

4.3	For the purposes of the Company Shares only:

4.3.1	The PDM Purchase Agreement is valid, binding and enforceable on each party under the law of the State of Illinois by which it is expressed to be governed.

4.3.2	The Company Shares are included in the ordinary shares that were issued to PDM pursuant to the PDM Purchase Agreement on February 7, 2001 and transferred to the Company by the Deed of Transfer.

4.3.3	At the time of the contribution (the “PDM Contribution”) on the Company Shares in accordance with the PDM Description, the value of the PDM Contribution was at least equal to the amount to be paid on the Company Shares.

4.3.4	The PDM Contribution has been validly transferred to the Company.

5	Opinion

Based on the documents and confirmations referred to and the assumptions in paragraphs 3 and 4 and subject to the qualifications in paragraph 6 and to any matters not disclosed to me, I am of the following opinion:

5.1	The Company has been incorporated and is existing as a limited liability company (naamloze vennootschap) under Dutch law.

5.2	The Shares have been duly authorised and validly issued in accordance with Dutch law and are fully paid. The holders of the Shares will not be liable for the Company’s obligations, except in the case of abuse of the Company’s legal personality and other exceptional circumstances.

5.3	The statements in the Registration Statement under the heading “Dutch Taxation for Non-Resident Shareholders”, in each case to the extent that they are statements as to Dutch tax law, are correct.

6	Qualifications

This opinion is subject to the following qualifications:

6.1	The trade register extracts referred to in paragraph 3 do not provide conclusive evidence that the facts set out in it are correct. However, under the 1996 Trade Register Act (Handelsregisterwet 1996), subject to limited exceptions, the Company or the Managing Director cannot invoke the incorrectness or incompleteness of its trade register registration against third parties who were unaware of it.

6.2	The confirmations from the office of the bankruptcy division referred to in paragraph 3 do not provide conclusive evidence that the Company or the Managing Director have not been declared bankrupt or granted suspension of payment.

6.3	Other than paragraph 5.3, I do not express any opinion as to any taxation matters.

7	Reliance

This opinion is solely for your benefit and solely for the purpose of the Registration. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else for any other purpose or quoted or referred to in any public document or filed with anyone without my written consent except that it may be filed with the SEC as an exhibit to the Registration Statement (but I do not admit that I am a person whose consent for that filing and reference is required under Section 7 of the United States Securities Act of 1933, as amended).

Yours faithfully,

/s/ H. Rutger de Witt Wijnen
H. Rutger de Witt Wijnen for De Brauw Blackstone Westbroek P.C.